Exhibit 99.1

For immediate release	November 13, 2019

Crown Crafts Reports Fiscal 2020 Second Quarter Results

●	Improved gross margin for the quarter and year-to-date periods
●	Finished quarter debt-free
●	Board previously announced declaration of a special dividend of $0.25 per share in addition to a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the second quarter of fiscal year 2020, which ended September 29, 2019.

“Although sales for the quarter were slightly down, our overall outlook remains strong. The decline in sales was primarily due to timing of retail shipments as well as a discontinued program with one retailer. Despite these factors, our management team maintained tight cost controls, resulting in increased gross margin and continued profitability this quarter,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer.

“During the second quarter, we furthered our focus on product innovation by attending and presenting at Kind + Jugend 2019 in Cologne, Germany, one of the largest global trade shows in the industry. We introduced 75 new products from the Crown Crafts family of brands, and met with distributors and customers representing approximately 30 countries around the world,” Chestnut continued. “We remain excited about our global opportunities for growth and the appeal of our products to consumers worldwide.”

Financial Results

Net income for the second quarter of fiscal 2020 was $1.8 million, or $0.18 per diluted share, on net sales of $18.6 million, compared with net income of $1.8 million, or $0.18 per diluted share, on net sales of $20.5 million for the second quarter of fiscal 2019. Gross profit for the current year quarter increased to 31.6% of net sales from 31.0% of net sales in the prior year quarter.

For the six-month fiscal period, net income was $2.9 million, or $0.28 per diluted share, on net sales of $34.5 million, compared with net income of $2.1 million, or $0.21 per diluted share, on net sales of $36.0 million for the first six months of fiscal 2019. Current year net income was impacted favorably by $292,000, or $0.03 per diluted share, due to a reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously accrued. Gross profit for the six-month period was 30.2% of net sales, up from 29.2% in the prior-year period.

Board Declares Special and Quarterly Cash Dividend

The Company announced on October 31, 2019 that its Board of Directors declared a special cash dividend on the Company’s Series A common stock of $0.25 per share, along with a quarterly cash dividend of $0.08 per share. Both dividends will be paid on January 3, 2020 to stockholders of record at the close of business on December 13, 2019. “We are pleased to have finished the second quarter debt-free and to once again reward our stockholders with this special dividend, in addition to a quarterly dividend. We remain committed to delivering value to investors. Upon payment of this special dividend, Crown Crafts will have distributed more than $40 million in total dividends to shareholders since 2010,” Chestnut said. “These payments reflect the Board’s confidence in the Company’s overall financial health and future cash flow,” he continued.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on November 20, 2019. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10135979.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer or	Halliburton Investor Relations
(225) 647-9124	(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net sales	$18,560	$20,536	$34,502	$35,996
Gross profit	5,869	6,370	10,420	10,498
Gross profit percentage	31.6%	31.0%	30.2%	29.2%
Income from operations	2,393	2,543	3,492	2,986
Income before income tax expense	2,382	2,456	3,518	2,800
Income tax expense	603	647	660	727
Net income	1,779	1,809	2,858	2,073
Basic earnings per share	$0.18	$0.18	$0.28	$0.21
Diluted earnings per share	$0.18	$0.18	$0.28	$0.21

Weighted Average Shares Outstanding:
Basic	10,143	10,086	10,131	10,078
Diluted	10,143	10,088	10,131	10,080

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	September 29, 2019
	(Unaudited)	March 31, 2019
Cash and cash equivalents	$200	$143
Accounts receivable, net of allowances	14,214	17,772
Inventories	21,941	19,534
Total current assets	37,349	38,679
Operating lease right of use assets	1,276	-
Finite-lived intangible assets - net	6,005	6,432
Goodwill	7,125	7,125
Total assets	$54,051	$54,779

Operating lease liabilities, current	682	-
Total current liabilities	9,679	7,711
Long-term debt	-	4,486
Operating lease liabilities, noncurrent	655	-

Shareholders’ equity	42,747	41,388
Total liabilities and shareholders’ equity	$54,051	$54,779